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                                                                    Exhibit 23.2


                        Consent of Independent Auditors

We consent to the use of our report dated July 17, 2004, with respect to the balance sheet of Feldman Lubert Adler Harrisburg, LP as of December 31, 2003 and the related statements of operations, partners' capital and cash flows for the period from September 24, 2003 to December 31, 2003, and our report dated September 29, 2004, with respect to the statement of revenues and certain operating expenses of the Colonie Center Mall for the year ended December 31, 2003, included in this registration statement on Form S-11, and to the reference to our firm under the heading "Experts" in the registration statement.

                                      /s/ KPMG LLP

New York, New York
November 11, 2004